Exhibit 10.06(f)

EQT CORPORATION
STOCK APPRECIATION RIGHTS AWARD AGREEMENT

Non-transferable
G R A N T T O
_____________________
(“Participant”)
DATE OF GRANT: ________
(“Grant Date”)
by EQT Corporation (the “Company”) of          stock appreciation rights (the “SAR”), with a base price of $         (the “Base Price”), pursuant to and subject to the provisions of the EQT Corporation 20__ Long-Term Incentive Plan (as amended from time to time, the “Plan”), and the terms and conditions set forth in this award agreement (this “Agreement”).
By accepting the SARs awarded under this Agreement, Participant shall be deemed to have (i) acknowledged receipt of the SARs granted on the Grant Date (the terms of which are subject to the terms and conditions of this Agreement and the Plan) and copies of this Agreement and the Plan, and (ii) agreed to be bound by all the provisions of this Agreement and the Plan.

TERMS AND CONDITIONS

1.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:
(a)    “Exercise Period” means the period of time beginning on          and concluding         , unless otherwise extended by the Committee to a date not later than the Final Expiration Date.
(b)    “Final Expiration Date” means         .
(c)    “Good Reason” shall mean the Participant’s resignation within 90 days after (i) a reduction in the Participant’s base salary of ten percent (10%) or more (unless the reduction is applicable to all similarly situated employees), (ii) a reduction in the Participant’s annual short-term bonus target of ten percent (10%) or more (unless the reduction is applicable to all similarly situated employees), (iii) a significant diminution in the

Participant’s job responsibilities, duties or authority, (iv) a requirement that Participant perform services in a geographic location more than 50 miles from the geographic location in which Participant is performing services as of the Grant Date, and/or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement. A termination by the Participant shall not constitute termination for Good Reason if the Participant either (A) consents in writing to the event or events constituting Good Reason, (B) fails to first deliver to the Chief Executive Officer of the Company written notice: (x) stating that the Participant intends to resign for Good Reason pursuant to this Agreement, and (y) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 30 days after the initial occurrence of such event), or (C) commences consulting services with the Company following such termination. The Company shall have a reasonable period of time (not less than 30 days after receipt of the Participant’s written notice that the Participant is resigning for Good Reason) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by the Participant. Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.
(d)    “Performance Period” means the period of time beginning on          and ending on             .
(e)    “Qualifying Termination” means a termination of the Participant’s Service either (i) by the Company without Cause, (ii) by the Participant for Good Reason, or (iii) due to the Participant’s death or Disability.
(f)    “Service” means the Participant’s service to the Company as an employee or as a consultant. For the avoidance of doubt, the Participant’s change in status from employee to consultant (or vice versa) shall not be deemed a termination of Service hereunder.
2.    Grant of SAR. The Company hereby grants to the Participant, as of the Grant Date, a SAR on the number of shares of Common Stock (the “Shares”) specified above. The SAR represents the right to receive, upon exercise, (a) a number of Shares, (b) cash or (c) a combination of cash and Shares, in each case, with a Fair Market Value on the date of exercise equal to the product of (i) the aggregate number of Shares with respect to which the SAR is exercised and (ii) the excess of (A) the Fair Market Value of a Share as of the date of exercise over (B) the Base Price specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any or no reason. The Participant shall have no rights as a stockholder with respect to any Shares covered by the SAR unless and until the Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.
3.    Vesting and Exercise.
(a)    Vesting. Subject to the provisions of Sections 3(b), 3(c), 3(d) and 3(e) hereof, the SAR is subject to both service-based vesting and performance-based vesting pursuant to this Section 3(a), and shall vest and become exercisable only upon the achievement of the conditions set forth in both subsection (i) and subsection (ii) as follows (any such portion, a “Vested SAR”):
(i)    Service-Vesting Condition. Subject to earlier vesting as provided in Section 3(b), the SARs will service-vest as follows (the “Service-Vesting SARs”):             .
(ii)    Performance-Vesting Conditions. The SARs will performance-vest in accordance with and subject to achievement of the performance goals and conditions set forth in Exhibit A hereto over the Performance Period. The Committee shall determine the extent to which any SARs granted hereunder will vest based on the extent to which the performance-vesting conditions described in Exhibit A are achieved during the Performance Period as soon as practicable following (but in any event within thirty (30) days following) the completion of the Performance Period.
For the avoidance of doubt, no SARs granted hereunder will vest unless both service-vesting and performance-vesting conditions are achieved as of the conclusion of the Performance Period.
(b)    Termination of Vesting. All vesting of SARs will immediately cease upon the Participant’s termination of Service for any reason, and all unvested SARs or SARs that have not vested in accordance with Section 3(a) shall be automatically forfeited and cancelled for no consideration without any further action by the Company effective as of the date of the Participant’s termination of Service; provided, that in the event Participant’s Service terminates due to a Qualifying Termination, all SARs shall service-vest as of such date and remain outstanding and eligible to vest on a performance basis as provided in Section 3(a)(ii) and 3(d).
(c)    Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the SAR at any time and for any or no reason.
(d)    Change of Control. In the event of a Change of Control prior to the conclusion of the Performance Period, all outstanding SARs that have not performance-vested as of a Change of Control as set forth in Section 3(a)(ii) shall performance-vest upon such Change of Control based on projected actual performance through the conclusion of the Performance Period as determined by the Committee in its good faith discretion, and, to the extent not yet service-vested, remain outstanding and eligible to service-vest in accordance with Sections 3(a)(i) and 3(b) For purposes of this Section 3(d), a Change of Control shall not include clause (v) of the definition of Change of Control as provided in Section 9.02 of the Plan.
(e)    Exercise. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, any Vested SARs shall be exercisable during the Exercise Period; provided that if a Qualifying Termination occurs in connection with or following a Change of Control any Vested SARs shall be immediately exercisable upon such Qualifying Termination and remain exercisable through the conclusion of the Exercise Period.
(f)    Expiration. Any outstanding, unexercised SARs granted hereunder shall expire on the Final Expiration Date.
4.    Method of Exercise. Subject to Section 7, any Vested SARs may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time during the Exercise Period as provided herein and in accordance with Section 6.03(iii) of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee.
5.    Non-Transferability. The SAR, and any rights and interests with respect thereto, issued under this Agreement shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the SAR, or the levy of any execution, attachment or similar legal process upon the SAR, contrary to the terms and provisions of this Agreement shall be null and void and without legal force or effect.
6.    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the choice of law principles thereof.
7.    Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations), which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the SAR and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any Shares or cash otherwise required to be issued pursuant to this Agreement.

Any minimum statutorily required withholding obligation with regard to the Participant may, at the Company’s discretion, be satisfied by reducing the amount of cash or Shares otherwise deliverable upon exercise of the SAR.
8.    Entire Agreement; Amendment. This Agreement, together with the certain provisions of the Plan designated above, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
9.    Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
10.    No Right to Continued Service. Any questions as to whether and when there has been a termination of the Participant’s Service and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s Service at any time, for any reason and with or without Cause.
11.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the SAR awarded under this Agreement for legitimate business purposes. This authorization and consent is freely given by the Participant.
12.    Compliance with Laws. The issuance of this SAR (and the Shares or cash upon exercise of this SAR) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the SAR or any of the Shares or cash pursuant to this Agreement if any such issuance would violate any such requirements.

13.    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, this Agreement is intended to be exempt from or comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.
14.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
15.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
17.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
18.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
19.    Acquired Rights. The Participant acknowledges and agrees that: (a) the award of the SAR made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (b) no past grants or awards (including, without limitation, the SAR awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (c) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EQT CORPORATION

By:

Name:

Title:

PARTICIPANT

Name: